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Exhibit 4.1

WAIVER TO AND AMENDMENT OF
CONVERTIBLE PROMISSORY NOTE AND WARRANT PURCHASE AGREEMENT

        Waiver to and Amendment of Convertible Promissory Note and Warrant Purchase Agreement (this "Waiver and Amendment"), dated as of January 22, 2002, among TeraGlobal Communications Corp., a Delaware corporation (the "Company"), and the investors (collectively, the "Investors" and each individually an "Investor") identified in the Schedule of Investors attached hereto as Exhibit A ("Schedule of Investors").

        WHEREAS, the Company and certain Investors are parties to a Convertible Promissory Note and Warrant Purchase Agreement (the "Original Agreement"), dated as of December 10, 2001, pursuant to which the Company was allowed to sell and issue to the investors named therein (a) convertible promissory notes in the aggregate principal amount of up to two million dollars ($2,000,000), and (b) warrants to purchase certain number of shares of the Company's Common Stock, par value $0.001 per shares ("Common Stock");

        WHEREAS, as of December 21, 2001, the Company has sold and issued, pursuant to the Original Agreement, convertible promissory notes in the aggregate principal amount of seven hundred fifty thousand dollars ($750,000) (the "Outstanding Notes") and certain warrants (the "Outstanding Warrants");

        WHEREAS, an Event of Default (as defined in the Outstanding Notes) has occurred, which Event of Default gives the Investors the right to (a) declare all indebtedness evidenced by the Outstanding Notes to be immediately due and payable and (b) exercise all rights and remedies available under the Security Agreement, the other Loan Documents (as such terms are defined in the Outstanding Notes) and applicable law;

        WHEREAS, due to the occurrence of the events specified in items (1) and (2) of Section 1 of the Default Warrants issued under the Original Agreement (the "Outstanding Default Warrants"), such Outstanding Default Warrants have become exercisable by the Investors;

        WHEREAS, the Company acknowledges that the Investors have no further obligation to purchase convertible promissory notes or warrants under the Original Agreement;

        WHEREAS, the Company is currently in need for additional capital to continue its ongoing operations; and

        WHEREAS, the Company has asked the Investors to waive the defaults that currently exist under the Outstanding Notes; and the Investors are willing to do so and purchase additional convertible promissory notes under the Original Agreement in the aggregate principal amount of up to two hundred fifty thousand dollars ($250,000) and warrants, with such changes in terms as are set forth herein, provided that the obligations of the Company under such notes are entitled to the benefits of the Security Agreement (as defined in Section 1.6 below) and the Company acknowledges certain matters arising under the terms of the Original Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.    Purchase and Sale of Notes and Warrants.

        1.1.    Sale and Issuance of Notes and Warrants.    Upon the terms and subject to the conditions of the Original Agreement, as amended by this Waiver and Amendment, the Investors severally and not jointly agree to purchase at the Closing (as defined in Section 1.2 below), and the Company agrees to sell and issue to the Investors at the Closing, (i) convertible promissory notes in the form of Exhibit B hereto (the "Notes") in the respective principal amounts set forth on Exhibit A (the "Funding

Amount"), at a price equal to 100% of the Issue Price (as defined in the Note) thereof, and (ii) warrants in the form of Exhibit C-1 to the Original Agreement (the "Warrants") to purchase such number of shares of the Company's Common Stock determined as follows:

          (a) Warrants. (i) At the Closing, the Company will issue to the Investors Warrants as provided in Section 1.1(a) of the Original Agreement. The number of Warrants to be issued to each Investor will be an amount equal to such Investor's Funding Amount divided by the lesser of (i) $0.20 or (ii) 75% of the average closing bid price per share of the Company's Common Stock during the ten (10) trading days immediately preceding the Closing.

            (ii)    The exercise price for the Warrants will equal to the lesser of (i) $0.20 or (ii) 75% of the average closing bid price per share of the Company's Common Stock during the ten (10) trading days immediately preceding the Closing.

          (b) Default Warrants. (i) The Company acknowledges that due to the occurrence of the events specified in items (1) and (2) of Section 1 of the Outstanding Default Warrants, all such Outstanding Default Warrants are currently exercisable in full, and represent the right to purchase the number of shares of Common Stock set forth on Schedule 1.1(b) hereto, subject to adjustments as set forth in Section 3 of the Warrants.

            (ii)    The Notes and Warrants sold hereunder shall for all purposes be deemed issued under the Original Agreement, including for purposes of Section 1.1(b) thereof. Accordingly, simultaneously with the Closing, the Company will issue to the Investors Warrants exercisable for a number of shares of Common Stock which, when aggregated with the number of shares of Common Stock which are issuable upon exercise in full of the Outstanding Default Warrants, would equal to fifty percent (50%) of the Company's outstanding Common Stock, determined as of the close of business on the earlier of (1) February 1, 2002 or (2) the Final Funding Date (defined below), all of which Warrants shall be exercisable in full on issuance and shall otherwise be in the form of Exhibit C-2 to the Original Agreement. Such issuance will be deemed to satisfy the Company's obligations under Section 1.1(b) of the Original Agreement. Such Default Warrants to be issued on the date hereof shall be allocated among the Investors such that, after giving effect thereto, the aggregate number of shares of Common Stock issuable upon exercise in full of the Default Warrants respectively held by each Investor (including the Outstanding Default Warrants and the Default Warrants issued on the date hereof) bear the same proportion as the respective aggregate Funding Amounts of the Investors under the Original Agreement as amended by this Waiver and Amendment and as may be further amended from time to time. The term "Final Funding Date" means the latest date on which convertible promissory notes are issued under the Original Agreement as amended by this Waiver and Amendment and as may be further amended from time to time.

              For these purposes "outstanding Common Stock" will include all outstanding Common Stock of the Company and Common Stock equivalents that are convertible into and exercisable for Common Stock of the Company at the then current market price or an exercise price not more that 20% above the then current market price, after giving effect to the issuance of all the Outstanding Warrants, as well as the Warrants being issued at the Closing contemplated by this Waiver and Amendment, or any future closings under the Original Agreement, as amended.

        1.2.    Closing.    The closing of the purchase and sale of the Notes and the Warrants contemplated by this Waiver and Amendment (the "Closing") shall take place simultaneously with the execution hereof. The Closing shall take place at the offices of RubinBaum LLP, 30 Rockefeller Plaza, New York, New York, at 10 a.m. New York time or such other time and place as the Company and a majority in interest of the Investors shall otherwise agree on.

        1.3.    Deliveries.    At the Closing, the Company shall deliver to the Investors the Notes and the Warrants that the Investors are purchasing against payment therefor by wire transfer or check.

        1.4.    Conversion of the Notes.    (a) The Notes shall be converted, at any time while they are outstanding and prior to their maturity dates, into any shares of capital stock of the Company (or any subsidiary thereof which owns all or substantially all of the assets of the Company) at the final closing of the Next Qualified Financing. The term "Next Qualified Financing" shall mean the receipt of gross proceeds of not less than $6,600,000 from the sale of the Company's debt or equity securities through any financing sources (in any case excluding amounts received on conversion of the Outstanding Notes and the Notes) which is on terms reasonably acceptable to a majority in interest of the Investors and is completed before June 10, 2002.

          (b)    The Notes may be converted, at any time while they are outstanding, into any shares of capital stock of the Company or any subsidiary thereof (at the Investors' option, acting by a majority in interest) pursuant to the terms and conditions set forth in the Notes.

          (c)    The provisions of the Outstanding Notes and Section 1.4 of the Original Agreement shall be amended to be consistent with the above provisions of Section 1.4 of this Waiver and Amendment.

        1.5.    Use of Proceeds.    The proceeds from the sale of the Notes will be used for general working capital purposes.

        1.6.    Security.    The Outstanding Notes and the Notes shall be secured by a first priority security interest in all of the Company's assets pursuant to the Security Agreements (as defined in Section 2.3 below).

        1.7.    Allocation of Purchase Price to the Warrant.    The Company hereby allocates to the Warrants a purchase price of $0.001 for each share of Company Common Stock into which each Warrant is exercisable and such purchase price shall be retained from the interest that accrued on such Investor's Note by the Company at the time such Investor's Note is either (a) converted as provided in Section 1.4 above or (b) paid in full.

        1.8.    Registration Requirements.    The shares of the Company's Common Stock issuable upon conversion of the Notes and exercise of the Warrants shall be registered with the Securities and Exchange Commission (the "SEC") and listed on the Nasdaq Stock Market or the then current exchange within one hundred twenty (120) days of the consummation of the Next Qualified Financing; provided, however, that if the Next Qualified Financing shall not have been completed by June 10, 2002, then the Company will register such shares in accordance with the Registration Rights Agreement (the "Registration Rights Agreement") in the form of Exhibit E to the Original Agreement, as amended pursuant to Section 6.1(b) hereto.

2.    Representations and Warranties of the Company.

        The Company hereby represents and warrants to and for the benefit of the Investors, with knowledge that the Investors are relying thereon in entering into this Waiver and Amendment and purchasing the Notes and the Warrants, as follows:

        2.1.    Representations and Warranties of the Company in the Original Agreement.    The representations and warranties set forth in Section 2 of the Original Agreement are true and correct on the date hereof as if made on the date hereof and are incorporated herein by reference in their entirety.

        2.2.    Events of Default under Outstanding Notes.    Other than the default under Section 3(c) of the Outstanding Notes (i.e., failure to maintain a minimum cash balance of $100,000) (the "Specified Default"), no Event of Default has occurred under the Outstanding Notes. It being agreed that effective as of the Closing, the Investors shall be deemed to have waived the Specified Default, and such waiver shall be effective until March 1, 2002.

        2.3.    Security Agreements.    The Company acknowledges that the obligations of the Company under the Notes and hereunder shall be entitled to the benefits of the Security Agreements entered into pursuant to the Original Agreement (the "Security Agreements").

        2.4.    No Further Obligation to Purchase Notes or Warrants under the Original Agreement.    The Company acknowledges that the Investors have no further obligation to purchase convertible promissory notes or warrants under the Original Agreement; however, the Original Agreement, as amended hereby remains in effect and the Investors may acquire promissory notes and/or warrants thereunder on the terms set forth herein, with such modifications as the Company and the Investors may agree to at the time.

        2.5.    Lock-Up Agreement.    The Company acknowledges that the Lock-Up Agreements entered into by any of the Investors pursuant to the Original Agreement are terminated in all respects.

3.    Representations and Warranties of the Investors.

        Each Investor hereby severally and not jointly represents and warrants to and for the benefit of the Company, with knowledge that the Company is relying thereon in entering into this Waiver and Amendment and issuing (by itself or by a subsidiary thereof) the Securities to the Investors, that the representations and warranties set forth in Section 3 of the Original Agreement, other than those set forth in Section 3.7 thereof, are true and correct on the date hereof as if made on the date hereof and are incorporated herein by reference in their entirety.

4.    California Commissioner of Corporations.

        The provisions of Section 4 of the Original Agreement are incorporated herein by reference.

5.    Covenants of the Company.

        So long as any of the Outstanding Notes or Notes remain outstanding, the covenants of the Company, set forth in Section 5 of the Original Agreement, shall remain outstanding and in effect.

6.    Conditions to the Obligations of the Investors.

        The Investors' obligation to purchase the Notes and the Warrants at the Closing is subject to the Company fulfilling, or the Investors waiving, the following conditions on or before the Closing:

        6.1.    Registration Rights Agreement.    An amendment (in the form of Exhibit C hereto) to the Registration Rights Agreement shall have been executed and delivered by the parties thereto, confirming that the shares of the Company's Common Stock issuable upon conversion of the Notes and exercise of the Warrants are included in the definition of Registrable Securities therein.

        6.2.    Blue Sky Approvals.    The Company shall have taken all actions necessary for the exemptions from the state securities laws of the jurisdictions in which the Notes and the Warrants are being sold, on or before the Closing or at such time thereafter as may be required by the applicable statute.

        6.3.    Waiver of Series A Preferred Stock.    The holders of the Company's Series A Preferred Stock shall have consented to the issuance of the Notes and Warrants in accordance with the terms hereof.

        6.4.    Other Matters.    All corporate and other proceedings in connection with the transactions contemplated by this Waiver and Amendment and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investors and to their counsel, and the Investors and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

7.    Amendment of the Outstanding Notes.

          7.1.    The term "Agreement" as used in the Outstanding Notes and the Outstanding Warrants shall be amended to mean that certain Convertible Promissory Note and Warrant Purchase Agreement, dated as of December 10, 2001, as amended by that certain Waiver of and Amendment to Convertible Promissory Note and Warrant Purchase Agreement, dated January 22, 2002, as such may be hereafter further amended.

          7.2.    Section 3(c) of the Outstanding Notes shall be amended to read: "(c) At any time after March 1, 2002, the Company shall at all times maintain a minimum cash balance of $100,000;"

8.    General Provisions.

        8.1.    General Provisions in the Original Agreement.    The provisions set forth in Section 7 of the Original Agreement, other than those set forth in Section 7.8 thereof (Costs, Expenses and Taxes), are incorporated herein by reference.

        8.2.    Costs, Expenses and Taxes.    The Company shall pay all reasonable costs and expenses, including, but not limited to, legal fees and expenses of Messrs. RubinBaum incurred by the Investors in connection with the consummation of the transactions contemplated hereby and by the other Transaction Documents. The Company further agrees to pay all reasonable expenses of the Investors (including reasonable fees, charges and disbursements of their consultants and their counsel) incurred in connection with any amendment, supplement, modification or waiver of or to any provision of or enforcing or interpreting their rights under the Original Agreement, this Waiver and Amendment, or any of the Transaction Documents, or in connection with the consideration by the Investors of participation in any future financing of the Company or any subsidiary thereof. The Company shall pay any and all stamp, or other similar taxes payable or determined to be payable in connection with the execution and delivery of this Waiver and Amendment, the issuance of any securities and the other instruments and documents to be delivered hereunder or thereunder, and agrees to save the Investors harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

        8.3.    Effectiveness.    This Waiver and Amendment shall become effective upon its execution and delivery by the Company and WallerSutton.

        8.4.    Defined Terms.    Capitalized terms used but not otherwise defined herein shall have their respective meanings as set forth in the Original Agreement.

        IN WITNESS WHEREOF, the undersigned have executed this Waiver and Amendment to be effective as of the date first written above.

COMPANY:

TERAGLOBAL COMMUNICATIONS CORP.

By:	Robert E. Randall, Chief Executive Officer

INVESTORS:

WALLERSUTTON 2000, L.P.

By:	WallerSutton 2000, L.L.C.

By:
Name:
Title:
Address:
500 W. Putnam Ave., 3rd Floor
Greenwich, CT 06830

notices, with a copy to:
RubinBaum LLP 30 Rockefeller Plaza New York, NY 10112 Attn: Paul A. Gajer, Esq.

INVESTORS:

SPENCER TRASK INVESTMENT PARTNERS LLC

By:
Name:
Title:

Address:
535 Madison Avenue
New York, NY 10022

INVESTORS:
LINCOLN ASSOCIATES, LLC

By:
Name:
Title:

Address:
535 Madison Avenue
New York, NY 10022

EXHIBIT A

SCHEDULE OF INVESTORS

Name and Address	Principal Amount of Note
WallerSutton 2000, L.P. c/o WS Capital, LLC 500 W. Putnam Ave., 3rd Floor Greenwich, CT 0683	$236,000
Spencer Trask Investment Partners, LLC 535 Madison Avenue New York, NY 10022	$14,286
Lincoln Associates, LLC 535 Madison Avenue New York, NY 10022	$0
TOTAL	$250,286

EXHIBIT B

        Form of Convertible Promissory Note

EXHIBIT C

        Form of Amendment to Registration Rights Agreement

Schedule 1.1(b)

Investor	Number of Shares of Common Stock Represented by the Outstanding Default Warrants
WallerSutton 2000, L.P.	9,844,918
Spencer Trask Investment Partners, LLC	820,563
Lincoln Associates, LLC	820,563
TOTAL	11,486,044

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  Exhibit 4.1
WAIVER TO AND AMENDMENT OF CONVERTIBLE PROMISSORY NOTE AND WARRANT PURCHASE AGREEMENT
EXHIBIT A SCHEDULE OF INVESTORS
EXHIBIT B
EXHIBIT C
Schedule 1.1(b)